Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Hercules Technology Growth Capital, Inc. of our report dated March 9, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Hercules Technology Growth Capital, Inc., which appears in Amendment No. 1 to the Form N-2 (File #333-179431). We also hereby consent to the incorporation by reference of Amendment No. 1 to the Form N-2 (File #333-179431) of the references to us under the headings “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

September 27, 2012